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Exhibit 4.1

AMENDMENT NO. 3 TO THE
RIGHTS AGREEMENT

        Amendment No. 3, dated as of July 10, 2005 (this "Amendment"), to the Rights Agreement, dated as of June 15, 1998 (the "Rights Agreement"), between IMS Health Incorporated, a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., formerly known as First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

        WHEREAS, VNU N.V., a limited liability company with corporate seat in the Netherlands ("Parent"), (ii) Isaac Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Merger Sub"), (iii) IMS Health Incorporated, a Delaware corporation (the "Company"), (iv) Isaac Holding Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and (v) the foundation under Dutch Law Stichting tot Beheer van de Prioriteitsaandelen in VNU NV, holder of all issued and outstanding Priority Shares of Parent, dated as of July 10, 2005 (the "VNU Merger Agreement");

        WHEREAS, the Company desires to amend the Rights Agreement to render the Rights (as defined in the Rights Agreement) inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the VNU Merger Agreement;

        WHEREAS, the Company deems this Amendment to be necessary and desirable and in the best interests of the holders of Rights and has duly approved this Amendment;

        WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided herein;

        WHEREAS, Section 27 of the Rights Agreement provides that the Rights Agent shall execute this Amendment upon delivery of a certificate from an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement (the "Officer's Certificate"); and

        WHEREAS, the Officer's Certificate is being delivered to the Rights Agent concurrently with this Amendment;

        NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

          1.     Addition of a new Section 36 which shall read as follows:

            "Section 36. Exemption of Specified Transaction. Solely for the purposes of the transactions contemplated by the Agreement and Plan of Merger, to be dated as of July 10, 2005 (hereinafter referred to as the "VNU Merger Agreement"), among the Company, VNU N.V., a limited liability company with corporate seat in the Netherlands ("Parent"), (ii) Isaac Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Merger Sub"), (iii) IMS Health Incorporated, a Delaware corporation (the "Company"), (iv) Isaac Holding Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and (v) the foundation under Dutch Law Stichting tot Beheer van de Prioriteitsaandelen in VNU NV, holder of all issued and outstanding Priority Shares of Parent, dated as of July 10, 2005 (the "VNU Merger Agreement");

            (i)    neither Parent, Merger Sub, nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person as a result of the execution and delivery of the VNU Merger Agreement or the consummation of the Merger (as defined in the VNU Merger Agreement) and the other transactions contemplated by the VNU Merger Agreement, (ii) the transactions contemplated by the VNU Merger Agreement, including the Merger, shall not be deemed to be an event or transaction contemplated by Section 13 hereof, and (iii) neither a Distribution Date nor a Stock Acquisition Date shall occur by reason of the approval, execution, announcement or consummation of the VNU Merger Agreement or the transactions contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, in the event such Merger is consummated, the Rights shall expire immediately prior to the Effective Time (as such term is defined in the VNU Merger Agreement). If the VNU Merger Agreement is terminated for any reason in accordance with its terms or otherwise, this Section 36 shall not apply and shall have no further force and effect."

          2.     The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect as amended hereby.

        IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment as of the date and year first written above.

IMS HEALTH INCORPORATED
By:	/s/ ROBERT H. STEINFELD Name: Robert H. Steinfeld Title: Senior Vice President, General Counsel and Secretary
EQUISERVE TRUST COMPANY, N.A.
By:	/s/ ANTHONY MILO Name: Anthony Milo Title: Managing Director

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AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT